SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NORDSTROM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-0515058
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

David L. Mackie
1617 Sixth Avenue, 6th Floor	1700 Seventh Avenue, 7th Floor
Seattle, Washington 98101	Seattle, Washington 98101
(Address of Principal Executive Offices,	(206) 303-4401
including zip code)	(Name, address and telephone number, including
area code, of agent for service)

Nordstrom, Inc. 2004 Equity Incentive Plan
(Full Title of Plan)

Copies to:
Gregory L. Anderson
William W. Lin
Lane Powell Spears Lubersky LLP
1420 Fifth Avenue, Suite 4100
Seattle, Washington 98101-2338

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Securities	Amount To Be	Offering Price Per	Proposed Maximum	Amount of
To Be Registered	Registered (1)	Share(3)	Aggregate Offering Price(3)	Registration Fee
Common Stock, no par value to be issued under the 2004 Equity Incentive Plan	6,185,476	$36.78	$227,501,807	$28,824.48
Common Stock, no par value to be issued under the 1997 Stock Option Plan	2,814,524 (2)	N/A	N/A	N/A (2)
Total	9,000,000	$36.78	$227,501,807	$28,824.48

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock which may be necessary to adjust the number of shares of Common Stock reserved for issuance pursuant to the 2004 Equity Incentive Plan (the “Plan”) and the 1997 Stock Option Plan (the “Prior Plan”) as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(2)	The offer and sale of 2,814,524 shares registered hereby (the “Carryover Shares”) were previously registered pursuant to a registration statement on Form S-8 (File No. 333-40064) filed by the registrant and effective on June 23, 2000 (the “Prior Registration Statement”), for offer and sale under the Prior Plan. As of the date of filing hereof, the Carryover Shares have not been issued and sold pursuant to the Prior Plan. The Plan is the successor plan to the Prior Plan. The Carryover Shares and the corresponding portion of the fee paid by the Registrant with respect to the Prior Plan are being carried over to this Registration Statement in accordance with Instruction E to Form S-8. Accordingly, no additional registration fee is payable with respect to the Carryover Shares.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The price per share is estimated to be $36.78 based on the average of the high ($37.13) and low ($36.43) sales prices for the Common Stock on August 30, 2004 as reported on the New York Stock Exchange.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Nordstrom, Inc. (the “Registrant” or “Company”), a Washington corporation, to register 6,185,476 shares of its common stock, no par value (the “Common Stock”), issuable under the provisions of the Nordstrom, Inc. 2004 Equity Incentive Plan and 2,814,524 shares of Common Stock (the “Carryover Shares”) which were previously registered in connection with the Company’s 1997 Stock Option Plan on the Company’s registration statement on Form S-8 (File No. 333-40064) filed by the Company and effective on June 23, 2000 (the “Prior Registration Statement”). The Carryover Shares and the corresponding portion of the fee paid by the Company with respect to the Prior Registration Statement are being carried over to this Registration Statement in accordance with Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

     Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s latest Annual Report on Form 10-K for the year ended January 31, 2004 filed with the Commission on March 30, 2004, including information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2004 annual meeting of shareholders, which was filed on April 15, 2004;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above, including the Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 1, 2004 filed with the Commission on June 8, 2004, the Registrant’s Current Reports on Form 8-K filed on February 5, 2004, February 19, 2004, March 5, 2004, April 8, 2004, May 6, 2004, May 20, 2004, June 3, 2004, July 8, 2004, August 5, 2004, August 19, 2004, and August 27, 2004 and the Registrant’s report on Form 11-K filed on June 28, 2004 ; and

(c)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (Registration No. 001-15059) filed under Section 12(b) of the Exchange Act on June 2, 1999.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the common stock offered hereby are being passed upon by Lane Powell Spears Lubersky LLP, Seattle, Washington. D. Wayne Gittinger, a director of the Registrant, is a partner of Lane Powell Spears Lubersky LLP. Members of that firm owned directly or indirectly an aggregate of approximately 10.5 million shares of Common Stock of the Registrant as of August 30, 2004.

Item 6. Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Article XI of the Registrant’s Amended and Restated Bylaws provides for indemnification of the Registrant’s directors, officers, employees and agents to the fullest extent permitted by Washington law.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article IX of the Amended and Restated Articles of Incorporation of the Registrant eliminates any personal liability of a director to the Registrant or its shareholders for monetary damages for conduct as a director, except for any liability for any acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for conduct violating RCW 23B.08.310, for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled, or for any act or omission occurring prior to the date when Article IX of the Amended and Restated Articles of Incorporation of the Registrant became effective. If the Washington Business Corporation Act is subsequently amended to change in a manner affecting the Registrant’s power to eliminate or limit the liability of a director to the Registrant, then, upon the effective date of the amendment and without further act: (i) if the amendment permits further elimination or limitation of liability, the liability of a director shall be additionally eliminated and limited to such further extent, or (ii) if the amendment changes to power to eliminate the liability of a director in any other respect, the liability of a director shall be eliminated and limited with respect to acts or omissions occurring after the effective date of the amendment to the fullest extent permitted by the Washington Business Corporation Act as so amended. Article IX of the Amended and Restated Articles of Incorporation of the Registrant also contains a provision that no amendment or repeal of the Amended and Restated Articles of Incorporation of the Registrant shall adversely affect any right or any elimination or limitation of liability of a director existing immediately prior to the amendment or repeal.

Officers and directors of the Registrant are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged “wrongful acts,” including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description
5.1	Opinion of Lane Powell Spears Lubersky LLP (filed herewith)

Exhibit
Number	Description
10.1	2004 Equity Incentive Plan (incorporated by reference to the Registrant’s definitive proxy statement filed with the Commission on April 15, 2004)
23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)
23.2	Consent of Lane Powell Spears Lubersky LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     Provided, however, that paragraphs A.(1)(i) and A.(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 31st day of August, 2004.

NORDSTROM, INC.
/s/ BLAKE W. NORDSTROM
By: Blake W. Nordstrom
President

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Blake W. Nordstrom and Michael G. Koppel, or either of them, as attorney-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments, and any related Rule 462(b) registration statement and any amendment thereto.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on the 31st day of August, 2004.

SIGNATURE	TITLE
/s/ BLAKE W. NORDSTROM Blake W. Nordstrom	President (Principal Executive Officer)
/s/ MICHAEL G. KOPPEL Michael G. Koppel	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ D. WAYNE GITTINGER D. Wayne Gittinger	Director	/s/ JOHN N. NORDSTROM John N. Nordstrom	Director
/s/ ENRIQUE HERNANDEZ, JR. Enrique Hernandez, Jr.	Director	/s/ ALFRED E. OSBORNE, JR. Alfred E. Osborne, Jr.	Director
/s/ JEANNE P. JACKSON Jeanne P. Jackson	Director	/s/ WILLIAM D. RUCKELSHAUS William D. Ruckelshaus	Director
/s/ BRUCE A. NORDSTROM Bruce A. Nordstrom	Director	/s/ ALISON A. WINTER Alison A. Winter	Director

INDEX TO EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Lane Powell Spears Lubersky LLP regarding the legality of the Common Stock being registered
10.1	2004 Equity Incentive Plan (incorporated by reference to the Registrant’s definitive proxy statement filed with the Commission on April 15, 2004)
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Lane Powell Spears Lubersky LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)